EXHIBIT 4.13

THE WARRANTS AND WARRANT SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE WARRANTS AND THE WARRANT SHARES MAY NOT BE SOLD UNLESS THERE IS A REGISTRATION STATEMENT IN EFFECT COVERING THE WARRANTS AND WARRANT SHARES OR THERE IS AVAILABLE AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AS AMENDED.

Void after 5:00 p.m. New York Time, on October 30, 2012.
Warrant to Purchase __________________ Shares of Common Stock.

WARRANT TO PURCHASE COMMON STOCK
OF
CADIZ INC.

This is to Certify that, FOR VALUE RECEIVED, ______________________________, or assigns ("Holder"), is entitled to purchase, subject to the provisions of this Warrant, from Cadiz Inc., a Delaware corporation ("Company"), ____________________________________ (_____________) shares of Common Stock, $0.01 par value, of the Company ("Common Stock") at a price of Fifteen Dollars ($15.00) per share, at any time during the period commencing on the 90th day following the date set forth on the signature page hereof (the "Initial Exercise Date") to  5:00 p.m., New York Time, on October 30, 2012 (the “Expiration Date”).  The shares of Common Stock (or other stock or securities) deliverable upon such exercise are hereinafter sometimes referred to as "Warrant Shares" and the exercise price of each share of Common Stock (as such price may be adjusted from time to time as provided herein) is hereinafter sometimes referred to as the "Exercise Price".

(a)           EXERCISE OF WARRANT.  This Warrant may be exercised in whole or in part at any time or from time to time on or after the Initial Exercise Date and until the Expiration Date, or if either such day is a day on which banking institutions in the State of New York are authorized by law to close, then on the next succeeding day which shall not be such a day, by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form.  If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable thereunder.  Upon receipt by the Company of this Warrant at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.  The Company shall pay all expenses, transfer taxes and other charges payable in connection with the preparation, issue and delivery of stock certificates under this Section (a), except that, in case such stock certificates shall be registered in a name or names other than the name of the holder of this Warrant, all stock transfer taxes which shall be payable upon the issuance of such stock certificate or certificates shall be paid by the Holder at the time of delivering the Purchase Form.

         Cashless Exercise.  The Holder shall have the right to convert this Warrant following the Initial Exercise Date and prior to the Expiration Date by way of cashless exercise, for the number of Warrant Shares specified in the Purchase Form, as calculated in accordance with the following:  Upon exercise of this cashless exercise right, the Holder shall be entitled to receive that number of Warrant Shares equal to the quotient obtained by dividing {(A-B)(X)} by {A}, where:

A	=
the closing price or last reported sale (the ”Closing Price”) of the Common Stock on the stock exchange or quotation system on which the Common Stock is then traded or quoted on the date of conversion of this Warrant.

B	=	the Exercise Price under this Warrant.

X	=	the number of Warrant Shares.

 No Warrant Shares shall be issued or issuable upon cashless exercise of this Warrant at any time when B is equal to or greater than A.

         Company Call Right.  Notwithstanding anything herein to the contrary, if at any time following November 1, 2010, the Closing Price (as defined above) of the Common Stock is equal to or greater than $22.50 per share (appropriately adjusted in proportion to any adjustment in the Exercise Price pursuant to Section (f) below) for a period of ten (10) consecutive trading days, then thereafter the Company shall have the right (the “Company Call Right”) exercisable at the Company’s sole discretion, to terminate this Warrant following delivery of written notice (“Termination Notice”) to the Holder, which Termination Notice shall specify the date (which date shall not be less than thirty (30) days from the date of the Termination Notice) on which this Warrant shall terminate (the “Termination Date”); provided, however, that the Company may not exercise the Company Call Right unless a registration statement registering the resale of all of the Warrant Shares has been declared effective and is effective from the date of the Termination Notice until the Termination Date.  Notwithstanding the delivery of a Termination Notice by the Company, the Holder shall have the right to exercise this Warrant at any time prior to the Termination Date.

(b)           RESERVATION OF SHARES.  The Company hereby agrees that at all times following the Initial Exercise Date there shall be reserved for issuance and/or delivery upon exercise of this Warrant such number of shares of its Common Stock (or other stock or securities deliverable upon exercise of this Warrant) as shall be required for issuance and delivery upon exercise of this Warrant.  All shares of Common Stock issuable upon the exercise of this Warrant shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all liens and other encumbrances.

(c)           FRACTIONAL SHARES.  No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant.  With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market price (as defined in Section (f)(5) below) of the Common Stock

(d)           EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANT.  This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder.  This Warrant is transferable and may be assigned or hypothecated, in whole or in part, at any time and from time to time from the date hereof.  Upon surrender of this Warrant to the Company at its principal office or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant registered in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be canceled.  This Warrant may be divided or combined with other warrants which carry the same rights upon presentation hereof at the principal office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof.  The term "Warrant" as used herein includes any Warrants into which this Warrant may be divided or exchanged.  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of loss, theft or destruction, of reasonably satisfactory indemnification and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.  Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

(e)           RIGHTS OF THE HOLDER.  The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.  Furthermore, the Holder by acceptance hereof, consents to and agrees to be bound by and to comply with all the provisions of this Warrant.  In addition, the holder of this Warrant, by accepting the same, agrees that the Company and the transfer agent may deem and treat the person in whose name this Warrant is registered as the absolute, true and lawful owner for all purposes whatsoever, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

(f)           ANTI-DILUTION PROVISIONS.  The Exercise Price and the number and kind of securities purchasable upon the exercise of this Warrant (the "Warrant Shares") shall be subject to adjustment from time to time upon the happening of certain events as hereinafter provided.  The Exercise Price in effect at any time and the Warrant Shares shall be subject to adjustment as follows:

(1)           In case the Company shall (i) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding Common Stock in shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding Common Stock into a smaller number of shares, then the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that such Exercise Price shall equal the price determined by multiplying the Exercise Price in effect immediately prior to such record date or effective date by a fraction, the numerator of which is the number of shares of Common Stock outstanding on such record date or effective date, and the denominator of which is the number of shares of Common stock outstanding immediately after such dividend, distribution, subdivision, combination or reclassification.  For example, if the Company declares a 2 for 1 stock dividend or stock split and the Exercise Price immediately prior to such event was $8.00 per share, the adjusted Exercise Price immediately after such event would be $4.00 per share.

Such adjustment shall be made successively whenever any event listed in this Subsection (1) shall occur.

(2)           In case the Company shall hereafter issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price (or having a conversion price per share) less than the Exercise Price on the record date mentioned below, then the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the record date mentioned below by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on the record date mentioned below and the number of additional shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered) would purchase at such Exercise Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date and the number of additional shares of Common Stock offered for subscription or purchase (or into which the convertible securities so offered are convertible).  Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately after the record date for the determination of shareholders entitled to receive such rights or warrants; and to the extent that shares of Common Stock are not delivered (or securities convertible into Common Stock are not delivered) after the expiration of such rights or warrants the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered.

(3)           In case the Company shall hereafter declare any dividend outside the ordinary course of business ("extraordinary dividend") to all holders of its Common Stock (excluding those referred to in Subsections (1) or (2) above), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the current market price per share of Common Stock (as defined in Subsection (5) below), less the aggregate fair market value (as determined in good faith by the Company's Board of Directors) of said extraordinary dividend, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such current market price per share of Common Stock.

Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

(4)           Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to Subsections (1), (2) or (3) above, the number of Warrant Shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price, as adjusted.

(5)           For the purpose of any computation under Subsections (2) or (3) above, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for 30 consecutive business days before such date.  The closing price for each day shall be the last sale price regular way or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on such exchange, the average of the last reported bid and asked prices as reported by Nasdaq, or other similar organization if Nasdaq is no longer reporting such information, of if not so available, the fair market price as determined in good faith by the Board of Directors and reasonably acceptable to the Holder.

(6)           No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such price; provided, however, that any adjustments which by reason of this Subsection (6) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder.  All calculations under this Section (f) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.  Anything in this Section (f) to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to reduce the Exercise Price, in addition to those changes required by this Section (f), as it, in its sole discretion, shall determine to be advisable in order that any dividend or distribution in shares of Common Stock, subdivision, reclassification or combination of Common Stock, issuance of warrants to purchase Common Stock or distribution or evidences of indebtedness or other assets (excluding cash dividends) referred to hereinabove in this Section (f) hereafter made by the Company to the holders of its Common Stock shall not result in any tax to such holders of its Common Stock or securities convertible into Common Stock.

(7)           In the event that at any time, as a result of an adjustment made pursuant to Subsection (1) above, the Holder of this Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subsections (1) to (6), inclusive above. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by Section (f), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment absent manifest error or negligence.

(8)           Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of this Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in this Warrant.

(g)           OFFICER'S CERTIFICATE.  Whenever the Exercise Price or number of Warrant Shares shall be adjusted as required by the provisions of the foregoing Section, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted Exercise Price or number of Warrant Shares determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment, including a statement of the number of additional shares of Common Stock, if any, and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment.  Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder or any holder of a Warrant executed and delivered pursuant to Sections (a) and (d) and the Company shall, forthwith after each such adjustment, mail a copy by certified mail of such certificate to such Holder or any such holder.

(h)           NOTICES TO WARRANT HOLDERS.  So long as this Warrant shall be outstanding, (i) if the Company shall pay any dividend or make any distribution upon the Common Stock or (ii) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of or class of its capital stock or any other rights or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another entity, sale, lease, or transfer of all or substantially all of the property and assets of the Company to another entity, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least fifteen days prior the record date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or offer of rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, transfer, sale dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall be entitled to receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, lease, transfer, sale, dissolution, liquidation or winding up.

(i)           RECLASSIFICATION, REORGANIZATION OR MERGER.  In case of any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the Company, or in case of any consolidation or merger of the Company with or into another entity (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease, or conveyance to another entity of all or substantially all of the property and assets of the Company, the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that such Holder shall have the right thereafter by exercising this Warrant at any time prior to the expiration of the Warrant, to purchase the kind and amount of shares of stock and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale, lease or conveyance.  Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant.  The Company shall not effect any such reorganization, consolidation, merger, sale or conveyance (i) unless prior to or simultaneously with the consummation thereof the survivor or successor corporation (if other than the Company) resulting from such reorganization, consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and sent to each holder of this Warrant, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision herein to be performed and observed by the Company and of all liabilities and obligations of the Company hereunder, and (ii) in which the Company, as opposed to another party to the reorganization, consolidation, merger, sale or conveyance, shall be required under any circumstances to make a cash payment at any time to the holders of this Warrant.  The foregoing provisions of this Section (i) shall similarly apply to successive reclassifications, capital reorganizations, and changes of shares of Common Stock and to successive consolidations, mergers, sales, leases or conveyances.  In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale, lease or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution, or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Subsection (1) of Section (f) hereof.

CADIZ INC.

By:	______________________
Keith Brackpool
Chief Executive Officer

Dated:	_____________, 2009

PURCHASE FORM

Dated: _________________

[CHECK AND COMPLETE AS APPLICABLE]

____/  Cash Exercise.  The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing _______________ shares of Common Stock and hereby makes payment of _________________________ in payment of the actual exercise price thereof.

____/  Cashless Exercise.  The undersigned hereby irrevocably elects to convert the within Warrant into _______________ shares of Common Stock (with such number as determined pursuant to Section (a) of such Warrant), which conversion shall be effected pursuant to the terms of the within Warrant.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name (Please typewrite or print in block letters):

Address:

Signature ______________________________________

ASSIGNMENT FORM

FOR VALUE RECEIVED, ______________________ hereby sells, assigns and transfers unto

Name (Please typewrite or print in block letters):

Address:

the right to purchase Common Stock represented by this Warrant to the extent of ________________ shares as to which such right is exercisable and does hereby irrevocably constitute and appoint __________________ Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date _____________________

Signature _____________________________